Exhibit 99

EMEA Regional Headquarters Abbey Place, 24-28 Easton Street High Wycombe, Bucks United Kingdom HP11 1NT +44.870.2384700 Fax: +44.870.2384851	FOR IMMEDIATE RELEASE
November 14, 2003

MEDIA CONTACTS:
(in Finland) Pia Valtonen
+358 94 131 3355
pia.valtonen@tellabs.com

(in Europe) Beatrice Martin-Vignerte
+44 (0) 870 238 4761
beatrice.m-vignerte@tellabs.com

(in the United States) George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs plans to outsource its international manufacturing to Elcoteq and align international R&D spending to industry average as next steps towards profitable growth

High Wycombe, U.K. —Tellabs today announced plans to outsource manufacturing of its international products and transfer ownership of its Espoo, Finland, manufacturing operations to Elcoteq Network Corporation. This morning Tellabs is notifying the employees who will become employees of Elcoteq after the required approvals from the competition authorities have been obtained, which is expected to happen by the end of 2003. At that time the manufacturing transition will begin. Production is forecast to continue without delays.

In addition, Tellabs is aligning its international R&D spending to the industry average, following an extraordinary investment in R&D in the last 18 months. The company will continue to focus on enhancing its IP/MPLS and next-generation SDH data capabilities and on fulfilling the needs of its customers. Approximately 300 employees will be affected by the outsourcing and the R&D alignment.

“These decisions are difficult but essential to move Tellabs along the path to profitable growth,” said Anders Gustafsson, president, Tellabs International. “The outsourcing of manufacturing enables Tellabs to focus 100% of our energies on product development and customer relationships as Elcoteq focuses on its core business of electronics manufacturing services. And, having invested heavily in development of our international products, we now need to align our R&D spend to the industry average.”

In order to ensure a seamless transition for customers, Tellabs employees will continue to work directly with customers on ordering, configuration and shipping of products so that customers continue to receive the service, quality and flexibility they expect from Tellabs.

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Tellabs
P. 2-2-2

As a result of outsourcing, Tellabs expects to benefit from lower manufacturing costs and by freeing up capital now tied up in equipment and inventory. Since implementing outsourced manufacturing will not begin until approvals are received from the competition authorities, these benefits will be slight in early 2004 and they will increase over time.

“Competition in today’s international telecommunications market is extremely tough,” said Lasse Kurkilahti, CEO at Elcoteq. “We are very committed to working hard and making this business successful for both companies. We will do what it takes to meet Tellabs’ expectations with regard to quality, deliveries and cost.”

Tellabs (NASDAQ: TLAB) provides innovative data switching and bandwidth management solutions to help carriers around the world move communications traffic efficiently, effectively and profitably. The world communicates through Tellabs™; more than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Tellabs customers include many of the world’s largest and strongest carriers. Tellabs experts design, develop, deploy and support our solutions throughout telecommunications networks in more than 100 countries worldwide.

Elcoteq Network Corporation is the largest European electronics manufacturing services (EMS) company and one of the global leaders in its field. The company focuses on communications technology products and customers. Elcoteq provides globally end-to-end solutions consisting of design, NPI, manufacturing, supply chain management and after-sales services for the whole lifecycle of its customers’ products. The company operates on three continents in 12 countries and it has over 11,000 employees. Elcoteq’s consolidated net sales in 2002 totaled MEUR 1,840. Elcoteq Network Corporation is listed on the Helsinki Exchanges. More information on the company at www.elcoteq.com.

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